Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-156118

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL)
(Swedish Export Credit Corporation)

Equity Index-Linked Notes Due October 2011
(Linked to the S&P 500® Index)

Final Term Sheet

Aggregate Principal Amount:	$5,285,000

Face Amount:	$1,000 per note

Pricing Date:	October 13, 2009

Issue Date:	October 27, 2009

Index:	S&P 500® Index (Bloomberg Ticker “SPX”)

Maturity Date:

The Maturity Date is October 27, 2011 (the “Stated Maturity Date”) unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. Holders will not be entitled to any interest or other additional payments in the event the Maturity Date is delayed because the Stated Maturity Date is not a Business Day.

Determination Date:

The Determination Date is October 13, 2011, unless that day is not a Trading Day, in which case the Determination Date will be the next following Trading Day, unless postponed due to Market Disruption Events.

Issue Price:	100% of Face Amount of each note

Underwriting Commission:	0.25% of Face Amount

Proceeds to Issuer:	99.75% of Face Amount

Redemption Amount:	On the Maturity Date, we will pay in respect of each $1,000 Face Amount an amount in cash, determined by the Calculation Agent as of the Determination Date, as follows:

• If the Final Index Level is greater than or equal to the Index Cap, the Redemption Amount will be the Maximum Redemption Amount.
•

If the Final Index Level is greater than the Initial Index Level, but less than the Index Cap, the Redemption Amount will equal the sum of (1) the $1,000 Face Amount plus (2) the product of (i) the $1,000 Face Amount times (ii) the Participation Rate times (iii) the Index Return.

•

If the Final Index Level is equal to or less than the Initial Index Level, the Redemption Amount will be the sum of (1) the $1,000 Face Amount plus (2) the product of (i) the $1,000 Face Amount times (ii) the Index Return.

Index Return:	The Final Index Level minus the Initial Index Level, divided by the Initial Index Level, expressed as a percentage.

Participation Rate:	500%

Initial Index Level:	1068.00

Final Index Level:	The closing level of the Index on the Determination Date, as published by the Index Sponsor, subject to the effect of any Market Disruption Event or the Discontinuance or Modification of the Index.

Index Cap:	1128.34 (equal to 105.65% of the Initial Index Level).

Maximum Redemption Amount:	$1,282.50

CUSIP:	01019M777

ISIN:	US01019M7772

Interest:	The notes do not bear any interest.

Listing:	The notes will not be listed on any securities exchange or interdealer market quotation system.

Standard & Poor’s and Aktiebolaget Svensk Exportkredit (publ) (the “Licensee”) have entered into a non-transferable, non-exclusive license agreement granting the issuer, in exchange for a fee, the right to use the Index in connection with the issuance of certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of Standard & Poor’s Financial Services LLC (“S&P”).  S&P does not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which index is determined, composed and calculated by S&P without regard to Licensee or the notes.  S&P has no obligation to take the needs of Licensee or the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX(ES) OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX(ES) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO

EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.